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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Mohawk Industries, Inc.:

     We consent to incorporation by reference in the registration statement (No. 33-52070, No. 33-52544, No. 33-67282, No. 33-87998 and No. 333-23577) on
Form S-8 and the registration statement (No. 333-77231) on Form S-3 of Mohawk Industries, Inc. and subsidiaries of our report dated February 2, 2001, relating to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K of Mohawk Industries, Inc.

                                                     KPMG LLP

Atlanta, Georgia
March 9, 2001